Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-154173
Prospectus Supplement to the Prospectus dated October 21, 2008.
The Goldman Sachs Group, Inc.
Guarantees
of Specified Certificates of Deposit of
The Goldman Sachs Trust Company
     You should read the accompanying prospectus dated October 21, 2008 of The Goldman Sachs Group, Inc. (“GS Group”) together with this prospectus supplement. This prospectus supplement is filed with the Securities and Exchange Commission to modify and supplement the accompanying prospectus to the extent described below.
     On November 28, 2008, Goldman Sachs Bank USA, then a Utah corporation and a subsidiary of GS Group (the “Predecessor Bank”), merged into Goldman Sachs Bank USA, a New York state-chartered bank and a subsidiary of GS Group (“GS Bank”). At the effective time of the merger, GS Bank, as successor-in-interest to the Predecessor Bank, succeeded to all the obligations of the Predecessor Bank and became the obligor whose obligations are guaranteed by GS Group to the extent set forth in the General Guarantee Agreement, dated October 21, 2008 (the “October guarantee”).
     On December 1, 2008, GS Group executed a General Guarantee Agreement (the “December guarantee”) that is identical to the October guarantee, except that it reflects the fact that GS Bank has succeeded the Predecessor Bank as the obligor whose obligations are guaranteed. Consequently, in the accompanying prospectus, references to the “guarantee agreement” and “our guarantees” shall now refer to the December guarantee as well as the October guarantee, and references to “Goldman Sachs Bank USA” shall mean the successor entity. The accompanying prospectus, as supplemented by this prospectus supplement, may be used in connection with offers and sales of GS Group’s guarantees of specified CDs under both the October guarantee and the December guarantee on or after the date hereof.
     This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

Goldman, Sachs & Co.

Prospectus Supplement dated December 1, 2008.